SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 3, 2007

NORTH STATE BANCORP

(Exact name of registrant as specified in its charter)

North Carolina

(State or other jurisdiction of incorporation)

000-49898	65-1177289
(Commission file Number)	(IRS Employer ID Number)

4270 The Circle at North Hills, Raleigh, NC	27609
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 855-9925

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement with Certain Officers.

On May 3, 2007, the Board of Directors of North State Bancorp adopted an equity compensation plan for directors. Our President and Chief Executive Officer, Larry D. Barbour, also is a director and will participate in the plan. The plan provides for an annual issuance of shares of our common stock to our directors in connection with their service as Board members. Effective as of January 2007, each director will receive 30 shares of our common stock for each Board meeting and Board committee meeting on which he or she serves, whether he or she attends the meeting or not. At the end of each year, we will determine the aggregate number of shares earned by each director and issue stock certificates to them, provided that if the aggregate fair market value of the shares to be issued is greater than $275,000, the aggregate number of shares to be issued will be decreased so that the aggregate fair market value of the shares does not exceed $275,000, with the reduction in the number of shares to be applied on a pro rata basis, based on the number of shares originally to be issued. If the aggregate fair market value of the shares to be issued to directors is less than $225,000, then the aggregate number of shares to be issued will be increased so that the aggregate fair market value of the shares is equal to $225,000, with the increase in the number of shares to be applied to the directors on a pro rata basis, based on the number of shares originally to be issued.

The equity compensation plan is in addition to the cash retainers and cash fees that we pay our directors. We pay each director a cash retainer of $1,000 and pay additional retainers that range from $1,000 to $3,500 for each committee chair, depending on the committee. We pay each director $250 for each Board meeting held during the year and pay between $200 and $350 for each committee meeting held, depending on the committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH STATE BANCORP

Date: May 9, 2007	/s/ Larry D. Barbour
Larry D. Barbour
President and Chief Executive Officer

3